Exhibit 10.1

EXECUTION COPY

OMNIBUS FOURTH AMENDMENT

TO ABL CREDIT AGREEMENT AND OTHER CREDIT DOCUMENTS

This OMNIBUS FOURTH AMENDMENT TO ABL CREDIT AGREEMENT AND OTHER CREDIT DOCUMENTS (this “Amendment”) is dated as of May 22, 2012 and is entered into by and among Affinia Group Intermediate Holdings Inc., a Delaware corporation (“Holdings”), Affinia Group Inc., a Delaware corporation (the “Company”), each other Wholly-Owned Domestic Subsidiary of Holdings set forth on the signature pages hereto as a U.S. Borrower (together with the Company, collectively, the “U.S. Borrowers”), Affinia Canada ULC, an unlimited liability corporation organized under the laws of the Province of Alberta (as successor by amalgamation of Affinia Canada Holdings Corp. and Affinia Canada ULC consummated on January 1, 2010, the “Canadian Borrower” and, together with the U.S. Borrowers, the “Borrowers”), each Wholly-Owned Domestic Subsidiary and each Wholly-Owned Canadian Subsidiary that from time to time guarantees any of the Obligations (as hereinafter defined) (together with Holdings, being the “Guarantors” and each a “Guarantor” and the Guarantors, together with the Borrowers being, collectively, the “Credit Parties” and each a “Credit Party”), the financial institutions party hereto (the “Lenders”), and Bank of America, N.A., as a Lender and as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS:

A. The Credit Parties, the Lenders and the Administrative Agent have entered into that certain ABL Credit Agreement dated as of August 13, 2009 (as the same has been amended and may hereafter be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), pursuant to which, among other things, the Administrative Agent and the Lenders have made and may hereafter make certain loans, advances and other financial accommodations to the Borrowers. Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to such terms in the Credit Agreement.

B. The Administrative Agent, the Lenders and the Credit Parties have agreed to amend the Credit Agreement to, among other things, (a) modify the conditions to making certain dividends, distributions, restricted payments and investments, (b) extend the Final Maturity Date, (c) modify certain of the pricing applicable to the facility, (d) modify the financial covenant and the trigger conditions for the applicability thereof, (e) provide for certain reallocations of the Revolving Loan Commitment among the U.S. Commitment and Canadian Commitment, (f) modify the triggers relating to the frequency of borrowing base reporting and the institution of cash dominion, (g) allow for certain sales of ABL Priority Collateral, (h) specify treatment with respect to accounting changes regarding the recharacterization of operating leases to capital leases, (i) provide for certain limited add-backs in the calculation of Consolidated EBITDA, (j) modify certain eligibility criteria, (k) increase certain default thresholds and (l) modify certain other provisions of the Credit Documents.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:

AGREEMENT:

SECTION 1. AMENDMENT TO THE CREDIT AGREEMENT. Effective as of the Amendment Effective Date, the Credit Agreement is hereby amended as set forth below:

1.1 The following defined terms set forth in Section 1.01 of the Credit Agreement are hereby amended as follows:

(a) The definition of “Additional Senior Subordinated Notes” is hereby amended and restated in its entirety to read as follows:

““Additional Senior Subordinated Notes” shall mean any senior subordinated notes issued by the Company after the Effective Date and the Indebtedness represented thereby, provided that (a) such senior subordinated notes (i) shall be unsecured (as shall be any guaranties in respect thereof), (ii) shall not provide for guarantors, obligors or security in addition to those which apply to the Existing Senior Subordinated Notes, (iii) shall not have a maturity date that is earlier than the date that is 180 days after the Final Maturity Date or provide for any amortization, sinking fund, redemption or other scheduled payments (other than (x) regularly scheduled interest payments and (y) asset sale and change of control redemptions on substantially the same (or less restrictive) terms than those which apply to the Existing Senior Subordinated Notes) prior to the date that is 180 days after the Final Maturity Date and (iv) shall be subordinated to the Obligations on terms not less favorable to the Lenders than the terms in respect of the Existing Senior Subordinated Notes (as in effect on the Effective Date) and (b) all other terms (excluding interest rates and redemption premiums) of such senior subordinated notes shall not be less favorable to the Lenders in any material respect than those existing with respect to the Existing Senior Subordinated Notes (as in effect on the Effective Date).”

(b) The definition of “Applicable Margin” is hereby amended and restated in its entirety to read as follows:

““Applicable Margin” with respect to any Type of Revolving Loan, the margin set forth below, as determined by the Average Aggregate Availability for the then most recently ended Fiscal Quarter of the Borrowers:

Level	Average Aggregate Availability	Base Rate Loans, Swingline Loans and Canadian Prime Rate Loans	LIBOR Loans and Canadian BA Rate Loans
I	≤$105,000,000	1.00%	2.00%
II	> $105,000,000 but ≤ $210,000,000	0.75%	1.75%
III	> $210,000,000	0.50%	1.50%

From the Fourth Amendment Effective Date through and including July 31, 2012, margins shall be determined as if Level II were applicable and shall be no lower than if Level II were applicable (but may increase to Level I, if applicable). Thereafter, the margins shall be subject to increase or decrease upon receipt by the Administrative Agent pursuant to Section 9.02(c) of the Borrowing Base Certificate for the last month of any Fiscal Quarter (i.e., by the 15th day following each of March 31, June 30, September 30 and December 31 of each Fiscal Year, commencing with the Fiscal Quarter ending June 30, 2012), which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, the Borrowing Base Certificate due in the preceding month for the Fiscal Quarter then ended has not been delivered, then, at the option of the Administrative Agent or at the request of the Required Lenders, the margins shall be determined as if Level I were applicable, from such day until (and including) the last day of the calendar month in which receipt of such Borrowing Base Certificate occurs.”

(c) The definition of “Applicable Unused Line Fee Margin” is hereby amended and restated in its entirety to read as follows:

““Applicable Unused Line Fee Margin” shall mean with respect to any Fiscal Quarter, if the average aggregate daily outstanding principal amount (on a U.S. Dollar Equivalent basis) of all Revolving Loans (excluding, for clarity sake, any Swingline Loans) and the average aggregate daily Stated Amount of all outstanding Letters of Credit during such Fiscal Quarter is (a) greater than 50% of the amount of the daily average Total Revolving Loan Commitment during such Fiscal Quarter, 0.25%, (b) greater than 25%, but less than or equal to 50% of the amount of the daily average Total Revolving Loan Commitment during such Fiscal Quarter, 0.375%, or (c) less than or equal to 25% of the amount of the daily average Total Revolving Loan Commitment during such Fiscal Quarter, 0.50%.”

(d) The definition of “Canadian Borrowing Base” is hereby amended and restated in its entirety to read as follows:

““Canadian Borrowing Base” shall mean, as of any date of calculation, an amount equal to the lesser of (a) the Canadian Commitment, minus the Canadian Qualified Secured Hedging Agreement Reserve, minus the Canadian Qualified Secured Cash Management Agreement Reserve, minus the Canadian Priority Payables Reserve, minus such additional reserves, in such amounts and with respect to such matters, as the Administrative Agent in its Permitted Discretion may elect to impose from time to time; and (b) the sum of the U.S. Dollar Equivalent of the Canadian Accounts Formula Amount, plus the U.S. Dollar Equivalent of the Canadian Inventory Formula Amount, minus the Canadian Availability Reserve; provided, however, that if the ratio (expressed as a percentage) of the U.S. Dollar Equivalent of the Canadian Inventory Formula Amount to the Canadian Borrowing Base exceeds the Applicable Percentage then in effect, the Canadian Inventory Formula Amount shall be reduced to (and be deemed to be) the applicable U.S. Dollar Equivalent amount at which such ratio would be equal to such Applicable Percentage. The Administrative Agent shall have the right (but no obligation) to review such computations in consultation with the Company and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors in such manner it shall determine in its Permitted Discretion.”

(e) The definition of “Canadian Commitment” is hereby amended and restated in its entirety to read as follows:

““Canadian Commitment” shall mean, (i) with respect to each Canadian Lender, its Canadian Commitment set forth on Schedule 1.01(a) (as such commitment may be increased or decreased from time to time pursuant to the terms of this Agreement, including by way of Assignment and Assumption Agreement and/or Sections 2.14 and/or 2.17) and (ii) with respect to all of the Canadian Lenders, the sum of all such amounts in clause (i) at such time, which as of the Fourth Amendment Effective Date shall be $15,000,000, as the same may be increased or decreased from time to time in accordance with the terms of this Agreement (including pursuant to Sections 2.14 and/or 2.17), but in no event to exceed $25,000,000.”

(f) The definition of “Consolidated EBITDA” is hereby amended and restated in its entirety to read as follows:

““Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period plus, without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of (i) consolidated interest expense of Holdings and its Subsidiaries for such period, (ii) consolidated income tax expense of Holdings and its Subsidiaries for such period (including any income tax expense of Parent for such period to the extent Holdings or any of its Subsidiaries has made payment in accordance with the terms hereof to or for the account of Parent in respect thereof), (iii) depreciation and amortization expense of Holdings and its Subsidiaries for such period, (iv) to the extent not netted from the IPO proceeds, out of pocket fees, commissions, costs and expenses paid during such period in connection with the IPO (up to a maximum amount of $5,000,000, in aggregate, for all periods), (v) cash expenses related to out of pocket fees, commissions, costs and expenses paid during such period in connection with permitted mergers, dispositions and capital markets transactions (other than the IPO), without regard to the consummation thereof, up to a cumulative maximum dollar amount not to exceed, in aggregate for any Test Period, the lesser of (x) $5,000,000 and (y) 2.5% of Consolidated EBITDA (as calculated without giving effect to the add-backs described in this clause (v) or clauses (vi) or (vii) below) for such Test Period, (vi) charges for impairment of inventory during such period resulting solely from permitted sales of businesses, subsidiaries or divisions (and relating solely to the inventory of the businesses, subsidiaries or divisions so sold) and/or the discontinuation of any product line or line of business, up to a cumulative maximum dollar amount not to exceed, in aggregate for any Test Period, the lesser of (x) $20,000,000 and (y) 10.0% of Consolidated EBITDA (as calculated without giving effect to the add-backs described in this clause (vi) or clause (v) above or clause (vii) below) for such Test Period, but in any event not to exceed $40,000,000, in aggregate, for all periods from and after the Fourth Amendment Effective Date, (vii) other charges for impairment of inventory (not of the type described in clause (vi) above) during such period up to a cumulative maximum dollar amount not to exceed, in aggregate for any Test Period, the lesser of (x) $5,000,000 and (y) 2.5% of Consolidated EBITDA (as calculated without giving effect to the add-backs described in this clause (vii) or clauses (v) or (vi) above) for such Test Period, and (viii) any non-cash charges, losses or expenses of Holdings and its Subsidiaries for such period (but excluding any non-cash charge, loss or expense in respect of an item that was included in Consolidated Net Income in a prior period and any non-cash charge, loss or expense that relates to the write-down or write-off of inventory, other than (x) any write-down or write-off of inventory as a result of purchase accounting adjustments in respect of any Permitted Acquisition and (y) any charge for impairment of inventory that is permitted by clause (vi) or (vii) above).”

(g) The definition of “Dominion Threshold” is hereby amended and restated in its entirety to read as follows:

““Dominion Threshold” means (1) with respect to periods prior to the Brake Sale, the greater of (a) 12.5% of the Total Revolving Loan Commitment and (b) $39,375,000 and (2) with respect to periods after the Brake Sale, the greater of (a) 12.5% of the Total Borrowing Base as then in effect and (b) $22,500,000.”

(h) The definition of “Early Commitment Termination Date” is hereby amended and restated in its entirety to read as follows:

““Early Commitment Termination Date” shall mean, if, with respect to any Existing Senior Subordinated Notes, any Additional Senior Subordinated Notes, any Senior Secured Notes, any Additional Senior Secured Notes and/or any other Additional Early Termination Indebtedness or, in each case, any refinancing Indebtedness, in respect thereof, which matures or requires any mandatory sinking fund, redemptions or other similar payments or contains any mandatory prepayment or call provisions (other than customary call provisions upon a change of control) on any date earlier than the date which is six (6) months after the Final Maturity Date, the Credit Parties shall have failed to have fully effected (to the reasonable satisfaction of the Administrative Agent) any of the actions set forth in clauses (a) or (b) below with respect to any such Indebtedness, in each case, at least ninety-one (91) days prior to the earlier of (i) the applicable maturity date (or other date on which such sinking fund payment, redemption, other similar payment, mandatory prepayment or call is required or is scheduled to be made) of any such Existing Senior Subordinated Notes, Additional Senior Subordinated Notes, Senior Secured Notes, Additional Senior Secured Notes, Additional Early Termination Indebtedness or refinancing Indebtedness so described above and (ii) the Final Maturity Date, then such date so occurring ninety-one days prior to such earlier date (described in clause (i) or (ii) immediately above) shall be the “Early Commitment Termination Date” (it being acknowledged that an Early Commitment Termination Date may occur under each such separate issuances of Indebtedness):

(a) extended, renewed or refinanced all of such Existing Senior Subordinated Notes, Additional Senior Subordinated Notes, Senior Secured Notes, Additional Senior Secured Notes or Additional Early Termination Indebtedness (including, in each case, all interest, principal, premium, fees and other amounts owing thereunder), as applicable, with Indebtedness meeting the requirements of Acceptable Extended Indebtedness, or

(b) to the extent that no Default or Event of Default then exists or would result therefrom, either (1) the Borrowers and the Administrative Agent shall have implemented an ongoing reserve against the U.S. Borrowing Base in the full amount of, and for prepayment of the full amount of, or (2) the Company shall have fully redeemed, fully cash defeased or repaid in full all of, such Existing Senior Subordinated Notes, Additional Senior Subordinated Notes, Senior Secured Notes, Additional Senior Secured Notes and/or Additional Early Termination Indebtedness (including, in each case, all interest, principal, premium, fees and other amounts owing thereunder) potentially giving rise to such Early Commitment Termination Date, in any case under this clause (b), in compliance with and to the extent permitted under (x) Section 10.03(b) (the applicability of such Section and such compliance with and permissibility under such Section being determined as if such implementation of such reserve or such defeasance or repayment were a prepayment (as opposed to a scheduled payment) of such Indebtedness on such date) and (y) the respective terms of the Existing Senior Subordinated Notes Documents, Additional Senior Subordinated Notes Documents Senior Secured Notes Documents, Additional Senior Secured Notes Documents and/or the documents governing such Additional Early Termination Indebtedness, as applicable.”

(i) The portion of the definition of “Eligible In-Transit Inventory” preceding the first semicolon therein is hereby amended and restated in its entirety to read as follows:

““Eligible In-Transit Inventory” shall mean the in-transit Inventory owned by one of the U.S. Borrowers, the Canadian Borrower or a Canadian Subsidiary Guarantor, including without limitation, Inventory purchased by a Borrower from, and in-transit from, a Foreign Subsidiary of the Credit Parties, which would otherwise constitute Eligible Inventory but for the fact that it is in-transit”

(j) Clause (d) of the definition of “Eligible Inventory” is hereby amended and restated in its entirety to read as follows:

“(d) is in transit, provided that (i) up to 5% of the aggregate Value of all Inventory owned by the Borrowers and the Canadian Subsidiary Guarantors that is in transit between locations owned or leased by one or more Borrowers or Canadian Subsidiary Guarantors (provided that the Security Condition with respect to such Inventory is at all times satisfied) and (ii) up to $15,000,000 of Eligible In-Transit Inventory on the water or which is located in an Applicable Eligible Jurisdiction, may, in each case, be deemed Eligible Inventory hereunder to the extent it otherwise satisfies the eligibility criteria hereunder;”

(k) Clause (u) of the definition of “Eligible Inventory” is hereby amended and restated in its entirety to read as follows:

“(u) the value of which on the perpetual inventory report is reduced by any ledger reserve, but only to the extent of such reserve which is in effect with respect thereto;”

(l) The definition of “Excluded Taxes” is hereby amended and restated in its entirety to read as follows:

““Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes imposed on or measured by its gross or net income or receipts, in each case by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal offices is located or, in the case of any Lender, in which its applicable lending office is located or as a result of a present or former connection between the Administrative Agent, such Lender or other recipient, as applicable, and the jurisdiction imposing such Tax or any political subdivision or taxing authority thereof or therein, (b) any branch profits Taxes imposed by the United States or any similar Tax imposed by any other jurisdiction in which any Borrower is located, (c) any backup withholding Tax required by the Code to be withheld from amounts payable to a Lender that has failed to comply with Section 5.04, (d) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.13 or 13.04(b)), any withholding Tax that is imposed on amounts payable to such Foreign Lender at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding pursuant to Section 5.04(a), (e) any withholding Tax that is attributable to a Lender’s failure to comply with Section 5.04(d) and (f) Taxes imposed under FATCA.”

(m) The definition of “Fee Letters” is hereby amended and restated in its entirety to read as follows:

““Fee Letters” shall mean (i) the amended and restated fee letter agreement dated as of the Effective Date between the Administrative Agent and the Borrowers, (ii) that certain fee letter agreement dated as of July 29, 2009 among the Company and the Lead Arranger, (iii) that certain fee letter agreement dated as of November 3, 2010 among the Company, Holdings, the Administrative Agent, and the Lead Arranger and (iv) that certain fee letter agreement dated as of April 19, 2012 among the Company, Holdings, the Administrative Agent and the Lead Arranger.”

(n) The definition of “Final Maturity Date” is hereby amended and restated in its entirety to read as follows:

““Final Maturity Date” shall mean May 22, 2017.”

(o) The definition of “Indemnified Taxes” is hereby amended and restated in its entirety to read as follows:

““Indemnified Taxes” shall mean (i) Taxes (other than Excluded Taxes) imposed on or with respect to any payment made by or on account of any obligation of the Credit Party hereunder or under any Credit Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.”

(p) The definition of “Lender Default” is hereby amended and restated in its entirety to read as follows:

““Lender Default” shall mean, as determined by the Administrative Agent, (a) the failure of a Lender to make available its portion of any Borrowing (including any Mandatory Borrowing), unless, with respect to Revolving Loans only, pursuant to a good-faith dispute, or to fund its portion of any unreimbursed payment under Section 3.04(d), (b) a Lender having notified in writing the Company and/or the Administrative Agent that such Lender does not intend to comply with its obligations under Section 2.01(a) (unless pursuant to a good-faith dispute), Section 2.01(c), Section 2.04 or Section 3, (c) the failure of a Lender, within three (3) Business Days following request by the Administrative Agent to confirm in a manner satisfactory to the Administrative Agent that such Lender will comply with its obligations under Section 2.01(a) (unless pursuant to a good-faith dispute), Section 2.01(c), Section 2.04 and Section 3 (provided, that such Lender shall cease to be Defaulting Lender pursuant to this clause (c) upon receipt of such confirmation by the Administrative Agent), or (d) a Lender has become the subject of an Insolvency Proceeding or is Controlled by a Person who has become the subject of an Insolvency Proceeding; provided that a Lender Default shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in any Lender or parent company thereof by a governmental authority or an instrumentality thereof.”

(q) The definition of “Permitted Investment Amount” is hereby amended and restated in its entirety to read as follows:

““Permitted Investment Amount” shall mean, as it relates to any Investment (i) constituting Intercompany Loans from Credit Parties to non-Credit Parties or from U.S. Credit Parties to Canadian Credit Parties under and pursuant to Section 10.05(h), (ii) constituting capital contributions by Credit Parties to non-Credit Parties or U.S. Credit Parties to Canadian Credit Parties under and pursuant to Section 10.05(i)(v), (iii) constituting Permitted Acquisitions under and pursuant to Section 10.05(l) and the definition of Permitted Acquisition, (iv) constituting any other Investment under and pursuant to Section 10.05(q) or (v) constituting an Intercompany Acquisition by Canadian Credit Parties of U.S. Credit Parties, by non-Credit Parties of Credit Parties or by Credit Parties of non-Credit Parties (other than, in each case, with respect to acquisitions of Equity Interests by U.S. Credit Parties from Credit Parties, by non-Credit Parties from non-Credit Parties, or by Canadian Credit Parties from Canadian Credit Parties) under and pursuant to Section 10.05(r) (each, a “Subject Investment”), in each case, so long as the Tier I Payment Conditions are and will be satisfied both before and after giving effect to such Subject Investment, any dollar amount less than the amount at which the Tier I Payment Conditions would cease to be so satisfied after giving effect to such Subject Investment.”

(r) The definition of “Reinvestment Condition” is hereby amended and restated in its entirety to read as follows:

““Reinvestment Condition” shall mean, with respect to the net cash proceeds from any sale, casualty, condemnation or other taking (whether by eminent domain or otherwise) or other disposition of any assets (including, without limitation, the Brake Sale), that such net cash proceeds are reinvested in the business of Holdings or a Subsidiary (including, without limitation, through a Permitted Acquisition) or otherwise applied within the earlier of (i) 365 days after the receipt thereof and (ii) the date required to be reinvested or otherwise applied, in accordance with the terms of the Existing Senior Subordinated Notes Documents, any Additional Senior Subordinated Notes Documents, the Senior Secured Notes Documents, any Additional Senior Secured Notes Documents or any documents governing other notes or Indebtedness issued pursuant to Section 10.04(q), in each case, in such a manner so that no such amounts shall be required to be used to redeem any Existing Senior Subordinated Notes, Additional Senior Subordinated Notes, Senior Secured Notes, Additional Senior Secured Notes or such other notes or Indebtedness in accordance with the respective terms of the Existing Senior Subordinated Notes Documents, any Additional Senior Subordinated Notes Documents, the Senior Secured Notes Documents, any Additional Senior Secured Notes Documents or any documents governing other notes or Indebtedness issued pursuant to Section 10.04(q), as applicable, except to the extent such redemption would be permitted by Section 10.03(b) or pursuant to a refinancing permitted pursuant to Section 10.04(b) or 10.04(p) of this Agreement of the Existing Senior Subordinated Notes, Additional Senior Subordinated Notes, Senior Secured Notes, Additional Senior Secured Notes or a permitted refinancing of such other notes or Indebtedness.”

(s) The definition of “Tier I Payment Conditions” is hereby amended and restated in its entirety to read as follows:

““Tier I Payment Conditions” shall mean that each of the following conditions are satisfied both at the time of each action or proposed action and immediately after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) (A) Excess Availability (on the date of such action or proposed action) and Average Aggregate Availability (for the 30-day period ending on the date of such action or proposed action), in each case, calculated on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such measurement period, shall exceed (1) with respect to periods prior to the Brake Sale, the greater of (x) $43,375,000 and (y) 17.5% of the Total Borrowing Base as then in effect or (2) with respect to periods after the Brake Sale, the greater of (x) $35,000,000 and (y) 17.5% of the Total Borrowing Base as then in effect, and (B) if Excess Availability (on the date of such action or proposed action) and Average Aggregate Availability (for the 30-day period ending on the date of such action or proposed action), in each case, calculated on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such measurement period, does not exceed (1) with respect to periods prior to the Brake Sale, the greater of (x) $75,000,000 and (y) 30% of the Total Borrowing Base as then in effect or (2) with respect to periods after the Brake Sale, the greater of (x) $50,000,000 and (y) 30% of the Total Borrowing Base as then in effect, then Holdings shall also have a Consolidated Fixed Charge Coverage Ratio of not less than 1.10:1.00 (in the case of Dividends or other payments covered by Sections 10.03(a) or (c) or which are made to an Affiliate and the permissibility of which, in any case, is conditioned on the satisfaction of the Tier I Payment Conditions) or 1.00:1.00 (in the case of any other proposed action, acquisition, sale of assets, transaction, payment or other distribution conditioned on the satisfaction of the Tier I Payment Conditions) for the Test Period ending as of the last day of the immediately preceding calendar month, as calculated, other than with respect to prepayments of Indebtedness pursuant to Section 10.03(b), on a Pro Forma Basis, and in each case, as if such action or proposed action had occurred on the first day of such Test Period, (iii) in the case of any such action, acquisition, sale of assets, transaction, payment, distribution or Dividend the permissibility of which hereunder is conditioned on the satisfaction of the Tier I Payment Conditions, such action, acquisition, sale of assets, transaction, payment, distribution or Dividend would be permitted under the Senior Secured Notes Documents, any Additional Senior Secured Notes Documents, the Existing Senior Subordinated Notes Documents, any Additional Senior Subordinated Notes Documents and any Supplemental Material Indebtedness Documents and (iv) not less than five (5) Business Days prior to any such (or any such proposed) action, acquisition, sale of assets, transaction, payment, distribution or Dividend, the permissibility of which is conditioned on the satisfaction of the Tier I Payment Conditions, Holdings shall have delivered to the Administrative Agent a certificate of an Authorized Officer of Holdings certifying as to compliance with preceding clauses (i) through (iii) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii)(A) and (ii)(B), which certificate shall be deemed recertified to the Administrative Agent by an Authorized Officer of Holdings on and as of the date of the proposed action.”

(t) The definition of “Trigger Period” is hereby amended and restated in its entirety to read as follows:

““Trigger Period” means the period (a) commencing on the day that either an Event of Default occurs or Excess Availability is less than (1) with respect to periods prior to the Brake Sale, the greater of (i) 10.0% of the Total Revolving Loan Commitments at such time and (ii) $31,500,000 or (2) with respect to periods after the Brake Sale, the greater of (i) 10.0% of the Total Borrowing Base as then in effect at such time and (ii) $20,000,000 (the “Threshold Amount”) at any time; and (b) continuing thereafter until no Event of Default has existed and Excess Availability has been greater than the applicable Threshold Amount at all times, in each case, for 30 consecutive days.”

(u) The definition of “U.S. Borrowing Base” is hereby amended and restated in its entirety to read as follows:

““U.S. Borrowing Base” shall mean, as of any date of calculation, an amount equal to the lesser of (a) the aggregate amount of U.S. Commitment, minus the LC Reserve, minus the U.S. Qualified Secured Hedging Agreement Reserve, minus the U.S. Qualified Secured Cash Management Agreement Reserve, minus the Canadian Borrower’s U.S. Borrowing Base Usage, minus such additional reserves, in such amounts and with respect to such matters, as Administrative Agent in its Permitted Discretion may elect to impose from time to time; and (b) the sum of the U.S. Accounts Formula Amount, plus the U.S. Inventory Formula Amount, minus the U.S. Availability Reserve; provided, however, that if the ratio (expressed as a percentage) of the U.S. Inventory Formula Amount to the U.S. Borrowing Base exceeds the Applicable Percentage then in effect, the U.S. Inventory Formula Amount shall be reduced to (and be deemed to be) the applicable U.S. Dollar amount at which such ratio would be equal to such Applicable Percentage. The Administrative Agent shall have the right (but no obligation) to review such computations in consultation with the Company and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors in such manner it shall determine in its Permitted Discretion.”

(v) The definition of “U.S. Commitment” is hereby amended and restated in its entirety to read as follows:

““U.S. Commitment” shall mean (i) with respect to each U.S. Lender, its U.S. Commitment set forth on Schedule 1.01(a) (as such commitment may be increased or decreased from time to time pursuant to the terms of this Agreement, including by way of Assignment and Assumption Agreement and/or Sections 2.14 and/or 2.17) and (ii) with respect to all of the U.S. Lenders, $300,000,000, as the same may be increased or decreased from time to time pursuant to the terms of this Agreement (including pursuant to Sections 2.14 and/or 2.17).”

1.2 Section 1.01 of the Credit Agreement is hereby amended to add definitions of “Acceptable Extended Indebtedness”, “Additional Early Termination Indebtedness”, “Brake Sale”, “Canadian Commitment Reallocation”, “Change in Law”, “FATCA”, “Fourth Amendment”, “Fourth Amendment Effective Date”, “Intercompany Acquisition”, “Participant Register”, “Reallocation Consent” and “Reallocation Date” as follows:

““Acceptable Extended Indebtedness” means any extension, renewal or refinancing of any Senior Secured Notes, Additional Senior Secured Notes, Existing Senior Subordinated Notes, Additional Senior Subordinated Notes or Additional Early Termination Indebtedness; provided that in any event, any such extension, renewal or refinancing Indebtedness (a) shall extend, renew or refinance such Senior Secured Notes, Additional Senior Secured Notes, Existing Senior Subordinated Notes, Additional Senior Subordinated Notes or Additional Early Termination Indebtedness in accordance with the terms of the Senior Notes Documents, Additional Senior Notes Documents, Existing Senior Subordinated Notes Documents, Additional Senior Subordinated Notes Documents and/or the documents governing the Additional Early Termination Indebtedness, as applicable, (b) shall be (i) (solely with respect to the Existing Senior Subordinated Notes or any Additional Senior Subordinated Notes) Additional Senior Secured Notes issued pursuant to and in accordance with Section 10.04(p), or (ii) Indebtedness otherwise meeting the requirements set forth in clauses (1)(u) through (y) of Section 10.04(b) (as such would be determined with reference to the Senior Secured Notes, Additional Senior Secured Notes, Existing Senior Subordinated Notes, Additional Senior Subordinated Notes and/or Additional Early Termination Indebtedness being so renewed, extended or refinanced) and (c) shall not (i) have a maturity date or require any mandatory sinking fund, redemptions or other similar payments or any mandatory prepayment or call provisions (other than customary call provisions upon a change of control), in any case, at any time prior to the date that is six (6) months after the Final Maturity Date, (ii) have a weighted average life to maturity (calculated as of the date of issuance thereof) occurring prior to the date that is six (6) months after the Final Maturity Date or (iii) result in the occurrence of a Default or Event of Default.

“Additional Early Termination Indebtedness” means any notes or other funded term Indebtedness (other than any revolving credit lines) other than Senior Secured Notes, Additional Senior Secured Notes, Existing Senior Subordinated Notes and Additional Senior Subordinated Notes, issued by, guaranteed by or secured by any assets of, any Credit Party and the original principal amount of which equals or exceeds $50,000,000.

“Brake Sale” shall mean the consummated and final sale (in one or more transactions) to a non-Affiliate on an arm’s length basis of all or substantially all (meaning, solely for this purpose, at least 75%, in aggregate, of the book value) of the ABL Priority Collateral of the Credit Parties’ consolidated US and Canadian brakes operations as determined at the time of such sale.

“Canadian Commitment Reallocation” shall have the meaning provided in Section 2.17(a).

“Change in Law” shall mean the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that “Change in Law” shall include, regardless of the date enacted, adopted or issued, all requests, guidelines, requirements or directives (i) under or relating to the Dodd-Frank Wall Street Reform and Consumer Protection Act, or (ii) promulgated pursuant to Basel III by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any similar authority) or any other Governmental Authority; provided, further, that each Lender and Issuing Lender shall treat the Credit Parties the same as similarly situated borrowers or account parties in substantially similar credit facilities (in each case, as determined in the good faith reasonable credit judgment of the affected Lenders) with respect to any action hereunder in connection with a Change in Law described in the preceding proviso.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fourth Amendment” shall mean the Fourth Amendment to ABL Credit Agreement dated as of May 22, 2012 among Holdings, the Company, the Credit Parties, the Lenders party thereto and the Administrative Agent.

“Fourth Amendment Effective Date” shall mean the date the Fourth Amendment became effective.

“Intercompany Acquisition” shall have the meaning provided in Section 10.05(r).

“Participant Register” shall have the meaning provided in Section 13.04(c).

“Reallocation Consent” shall have the meaning provided in Section 2.17(b).

“Reallocation Date” shall have the meaning provided in Section 2.17(a).

1.3 Section 2.17 is hereby added to the Credit Agreement immediately following Section 2.16 of the Credit Agreement to read as follows:

“2.17 Reallocation of Commitments.

(a) Subject to the terms and conditions hereof, the Borrowers may request that the Administrative Agent and the Lenders (and the Lenders in their individual sole discretion may agree to) change the then current allocation of the Revolving Loan Commitment between the U.S. Commitment and the Canadian Commitment to increase or decrease the Canadian Commitment (with any such increase or decrease to be accompanied by a concurrent and equal decrease or increase, respectively, in the U.S. Commitment) (a “Canadian Commitment Reallocation”). In addition to the other conditions set forth in this Section 2.17, any such Canadian Commitment Reallocation shall be subject to the following conditions: (i) the Company shall have provided to the Administrative Agent a written request (in reasonable detail) at least ten (10) days prior to the requested effective date therefor (which must be a Business Day, the “Reallocation Date”) setting forth the proposed Reallocation Date and the amounts of the proposed reallocations to be effected, (ii) any such Canadian Revolver Commitment Reallocation shall increase or decrease the Canadian Commitment (and separately, the U.S. Commitment) in a respective amount equal to $2,500,000 or in increments of $500,000 in excess thereof, (iii) the Administrative Agent shall have received Reallocation Consents from Lenders having Canadian Commitments and U.S. Commitments being increased sufficient to effectuate such requested Canadian Commitment Reallocation, (iv) no more than two Canadian Commitment Reallocations may be requested in any twelve month period, (v) no Default or Event of Default shall have occurred and be continuing either as of the date of such request or on the Reallocation Date (both immediately before and after giving effect to such Canadian Commitment Reallocation), (vi) any increase in the Canadian Commitment pursuant to this Section 2.17 shall result in a dollar-for-dollar decrease in the U.S. Commitment, and any decrease in the Canadian Commitment pursuant to this Section 2.17 shall result in a dollar-for-dollar increase to the U.S. Commitment, (vii) in no event shall the Canadian Commitment plus the U.S. Commitment, at any time, exceed the Total Revolving Loan Commitment, (viii) the Canadian Commitment shall at no time exceed $25,000,000, and (ix) upon giving effect to such Canadian Commitment Reallocation, no Overadvance would exist or would result therefrom which will not be prepaid concurrently with or prior to such Canadian Commitment Reallocation. The Company’s written request for a Canadian Commitment Reallocation shall be a deemed representation and certification by the Company to the Administrative Agent as to the Credit Parties’ compliance with preceding clauses (v) and (ix) above, which certification shall be deemed recertified to the Administrative Agent by the Company on and as of the Reallocation Date. If, at any time, as a result of a Canadian Commitment Reallocation, the Canadian Commitment will be greater than $20,000,000, as a further condition precedent to such Canadian Commitment Reallocation, the Administrative Agent shall have received from Canadian counsel to the Canadian Credit Parties an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Canadian Lenders to be dated as of such Reallocation Date and to be issued by counsel and in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent shall promptly inform the Lenders of any request for a Canadian Commitment Reallocation made by the Borrowers. Each Lender electing to increase or decrease its U.S. Commitment or Canadian Commitment, as applicable, shall notify the Administrative Agent within seven (7) days after its receipt of such notice of its election and the maximum amount of the respective Revolving Commitment reallocations to which it would agree (each a “Reallocation Consent”); it being acknowledged and agreed that (i) no Lender shall be obligated to agree to any such reallocation of its Revolving Loan Commitment (and no consent by any Lender to any such reallocation on one occasion shall be deemed require consent to any future reallocation), (ii) other than the Lenders consenting to such Canadian Commitment Reallocation, no consent of any other Lender shall be required; (iii) the failure of any Lender to affirmatively consent to participate in any such reallocation on or prior to the seventh day after its receipt of such notice thereof shall be deemed to constitute an election by such Lender to not participate in any such reallocation. The Administrative Agent shall not effect any Canadian Commitment Reallocation unless and until it has received Reallocation Consents from Lenders with U.S. Commitments and Canadian Commitments, as applicable, in an aggregate amount equal to the requested Canadian Commitment Reallocation and executed Assignment and Assumption Agreements, as and to the extent applicable, from the relevant Lenders. If at the end of such seven day period, (1) the Administrative Agent receives Reallocation Consents of Lenders in an aggregate amount of more than the requested reallocation amounts, each such consenting Lender’s U.S. Commitment or Canadian Commitment, as applicable, shall be increased or decreased on a pro rata basis based on the respective U.S. Commitment or Canadian Commitment, as applicable, of the participating Lenders or (2) the Administrative Agent receives Reallocation Consents of Lenders in an aggregate amount of less than the requested reallocation amounts the Administrative Agent shall notify the Borrower which will advise the Administrative Agent if it wishes to consummate the reallocation of such lesser amount or, alternatively, withdraw its reallocation request. If the conditions set forth in this Section 2.17 are not satisfied on the applicable Reallocation Date (or, to the extent such conditions relate to an earlier date, such earlier date), the Administrative Agent shall notify the Company in writing that the requested Canadian Commitment Reallocation will not be effectuated. On each Reallocation Date, the Administrative Agent shall notify the consenting Lenders and the Company, on or before 3:00 p.m. (New York City time), by telecopier, e-mail or telex, of the occurrence of the Canadian Commitment Reallocation to be effected on such Reallocation Date, the amount of Revolving Loans held by each consenting Lender as a result thereof, the amount of the U.S. Commitment of each consenting U.S. Lender and the amount of the Canadian Commitment of each consenting Canadian Lender as a result thereof. The respective ratable and pro rata shares of the Lenders shall thereafter, to the extent applicable, be determined based on such amounts (subject to any subsequent changes thereto).”

1.4 Section 2.18 is hereby added to the Credit Agreement immediately following Section 2.17 of the Credit Agreement to read as follows:

2.18 Defaulting Lender.

(a) Reallocation of RL Percentage; Amendments. For purposes of determining Lenders’ obligations to fund or participate in Loans or Letters of Credit, the Administrative Agent may exclude the Commitments and Loans of any Defaulting Lender(s) from the calculation of the RL Percentage. A Defaulting Lender shall have no right to vote on any amendment, waiver or other modification of a Credit Document, except as provided in Section 13.12.

(b) Payments; Fees. The Administrative Agent may, in its discretion, receive and retain any amounts payable to a Defaulting Lender under the Credit Documents, and a Defaulting Lender shall be deemed to have assigned to the Administrative Agent such amounts until all Obligations owing to the Administrative Agent, Non-Defaulting Lenders and other Secured Parties have been paid in full. The Administrative Agent may apply such amounts to the Defaulting Lender’s defaulted obligations, use the funds to Cash Collateralize such Lender’s RL Percentage of the Letter of Credit Outstandings, or readvance the amounts to the Borrowers hereunder. No Lender shall be entitled to receive or accrue any fees under Section 4.01(a) for and with respect to the period of time during which it is a Defaulting Lender, and the Borrower shall not be required to pay any such fees on the unfunded portion of the U.S. Commitment and/or Canadian Commitment, as applicable, of any such Lender which would have otherwise accrued for and with respect to the period of time during which it is a Defaulting Lender. While any Lender is a Defaulting Lender, such Lender’s unfunded portion of its U.S. Commitment and/or Canadian Commitment, as applicable, shall be disregarded for purposes of calculating the unused line fee under Section 4.01(a). If any Letter of Credit Outstandings owing to a Defaulted Lender are reallocated to other Lenders, fees attributable to such Letter of Credit Outstandings shall be paid to such Lenders. The Administrative Agent shall be paid all fees attributable to Letter of Credit Outstandings that are not reallocated.

(c) Cure. The Borrowers, the Administrative Agent and the Issuing Lender may agree in writing that a Lender is no longer a Defaulting Lender. At such time, the RL Percentage shall be reallocated without exclusion of such Lender’s Commitments and Loans, and all outstanding Loans, Letters of Credit and other exposures under the Commitments shall be reallocated among Lenders and settled by Agent (with appropriate payments by the reinstated Lender) in accordance with the readjusted RL Percentage. Unless expressly agreed by the Borrowers, the Administrative Agent and the Issuing Lender, no reinstatement of a Defaulting Lender shall constitute a waiver or release of claims against such Lender. The failure of any Lender to fund a Loan, to make a payment in respect of a Letter of Credit or otherwise to perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender.

1.5 Section 3.06 of the Credit Agreement is hereby amended and restated in its entirety to read as follows

“3.06 Increased Costs; Capital Adequacy.

(a) Change in Law. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, liquidity, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Lender;

(ii) subject any Lender or Issuing Lender to any Taxes with respect to any Loan, Credit Document, Letter of Credit or participation in any Letter of Credit (except for Indemnified Taxes, Other Taxes and Excluded Taxes and the imposition of, or any change in the rate of, any Excluded Taxes); or

(iii) impose on any Lender, Issuing Lender or interbank market any other condition, cost or expense (other than with respect to Taxes) affecting any Loan, Credit Document, Letter of Credit, participation in any Letter of Credit, or Commitment;

and the result thereof shall be to increase the cost to such Lender of making or maintaining any Loan or Commitment, or to increase the cost to such Lender or Issuing Lender of participating in, issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Lender or Issuing Lender hereunder (whether of principal, interest or any other amount), then, upon the delivery of the certificate referred to below to the Company by any Lender or Issuing Lender (a copy of which certificate shall be sent by such Lender or Issuing Lender to the Administrative Agent), the Borrowers will, jointly and severally, pay to such Lender or Issuing Lender, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Lender, as applicable, for such additional costs incurred or reduction suffered in connection therewith. Any Lender or Issuing Lender, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06(a), will give prompt written notice thereof to the Company, which notice shall include a certificate submitted to the Company by such Lender or Issuing Lender (a copy of which certificate shall be sent by such Lender or Issuing Lender to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Lender or Issuing Lender. The certificate required to be delivered pursuant to this Section 3.06(a) shall, absent manifest error, be final and conclusive and binding on the Borrowers.

(b) Capital Adequacy. If any Lender or Issuing Lender determines that any Change in Law affecting such Lender or Issuing Lender or any Lending Office of such Lender or such Lender’s or Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Lender’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Lender’s Commitments, Loans, Letters of Credit or participations in any Letter of Credit, to a level below that which such Lender, Issuing Lender or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Lender’s and holding company’s policies with respect to capital adequacy), then upon the delivery of the certificate referred to below to the Company by any Lender or Issuing Lender (a copy of which certificate shall be sent by such Lender or Issuing Lender to the Administrative Agent), the Borrowers will pay to such Lender or Issuing Lender, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered. Any Lender or Issuing Lender, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06(b), will give prompt written notice thereof to the Company, which notice shall include a certificate submitted to the Company by such Lender or Issuing Lender (a copy of which certificate shall be sent by such Lender or Issuing Lender to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Lender or Issuing Lender. The certificate required to be delivered pursuant to this Section 3.06(b) shall, absent manifest error, be final and conclusive and binding on the Borrowers.

(c) Compensation. Failure or delay on the part of any Lender or Issuing Lender to demand compensation pursuant to this Section 3.06 shall not constitute a waiver of its right to demand such compensation, but the Borrowers shall not be required to compensate a Lender or Issuing Lender for any increased costs incurred or reductions suffered more than 180 days prior to the date that the Lender or Issuing Lender notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

1.6 Section 5.04(d)(i) of the Credit Agreement is hereby amended and restated such that the first sentence reads as follows:

“(d) (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which the Borrower is resident for Tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Credit Document shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.”

1.7 Section 5.04(d)(ii)(3) of the Credit Agreement is hereby amended to delete the reference to “W-BEN” appearing therein and to substitute “W-8BEN” therefor.

1.8 Section 5.04(d) of the Credit Agreement is hereby amended to add the following paragraph so that it immediately precedes the final paragraph of the section:

“If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the date of this Agreement.”

1.9 Section 5.04(e) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(e) If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Credit Party or with respect to which a Credit Party has paid additional amounts pursuant to this Section 5.04, it shall pay to the Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Party under this Section 5.04 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to a Credit Party or any other Person.”

1.10 Section 10.02(d) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(d) (1) each of the Company and its Subsidiaries may sell assets (other than ABL Priority Collateral), so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such sale is an arm’s-length transaction and the Company or the respective Subsidiary receives at least Fair Market Value, (iii) the consideration received by the Company or such Subsidiary consists of at least 75% cash paid at the time of the closing of such sale, (iv) the Reinvestment Condition shall be satisfied with respect to the net cash proceeds therefrom and (v) the Security Condition shall be satisfied with respect to any property or proceeds of such sale or transfer received by a Credit Party, (2) subject to the satisfaction of the Security Condition with respect to the proceeds thereof received by a Credit Party, each of the Company and its Subsidiaries may sell the assets described on Schedule 1.01(c), and (3) each of the Company and its Subsidiaries may sell ABL Priority Collateral (in addition to sales of Inventory permitted by Section 10.02(a)(ii)), so long as (i) both immediately before and after giving effect to such sale, no Default or Event of Default then exists or would result therefrom, (ii) after giving effect to such sale and the application on the date of such sale of the Net Cash Proceeds therefrom and/or any other cash payments to be made by the Credit Parties in connection therewith, no Overadvance would then exist or continue, (iii) each such sale is an arm’s-length transaction to a non-Affiliate of the Company or the respective Subsidiary and is for at least Fair Market Value, (iv) if such sale (or all related sales in any series of related sales) is of $10,000,000 or more of ABL Priority Collateral, in aggregate, the consideration received by the Company or such Subsidiary consists of at least 75% cash paid at the time of the closing of such sale, (v) the Net Cash Proceeds from which are, upon receipt thereof, either (x) immediately remitted to repay the Obligations (or, where applicable, to Cash Collateralize Letters of Credit) (and such Net Cash Proceeds must be immediately so remitted (A) to the extent necessary to eliminate any Overadvance then existing or resulting from such sale or (B) if a Dominion Period is then outstanding or would result from such sale (as determined on a pro forma basis after taking into account such sale and any repayments of the Obligations)) and/or (y) to the extent not required to be remitted pursuant to clause (x) above and, in all cases, subject to the Reinvestment Conditions being satisfied with respect thereto, reinvested in the business in accordance with the Reinvestment Conditions and (vi) not less than five (5) Business Days prior to any such proposed sale, Holdings shall have delivered to the Administrative Agent a certificate of an Authorized Officer of Holdings certifying in reasonable detail as to compliance with preceding clauses (3)(i) through (3)(v), and attaching a Borrowing Base Certificate revised to reflect such sale, which certificate and revised Borrowing Base Certificate shall be deemed recertified to the Administrative Agent by an Authorized Officer of Holdings on and as of the date of the proposed sale. Sales of Equity Interests shall be evaluated for purposes of determining compliance with this Section 10.02(d) as if such sale was a sale of any ABL Priority Collateral which would be transferred in connection with any such sale of Equity Interests.”

1.11 Section 10.02 of the Credit Agreement is hereby further amended to:

(a) delete the word “and” at the end of clause (k), to replace the “.” at the end of clause (l) with “; and”, and add a new clause (m) at the end of such section to read as follows:

“(m) each of Holdings and its Subsidiaries may convey, sell, lease or otherwise dispose of any property or assets (other than ABL Priority Collateral) with a Fair Market Value of less than $2,000,000 per occurrence; provided that no more than three (3) dispositions in any twelve month period may be made in reliance on this clause (m).”

(b) amend and restate the acknowledgement and agreement appearing in the last paragraph of such Section in its entirety to read as follows:

“To the extent the Required Lenders (or all Lenders, as applicable, in accordance with the terms of Section 13.12) waive the provisions of this Section 10.02 with respect to the sale or transfer of any Collateral, or any non-ABL Priority Collateral is or, is deemed to be, sold or transferred as permitted by this Section 10.02 (other than to Holdings or to another Credit Party), and, in connection therewith, the Lien of the Noteholder Collateral Agent under the Senior Secured Notes is also released (as certified to by an Authorized Officer of Holdings), then, in accordance with and subject to the provisions of Security Documents, the Liens created by the Security Documents thereon shall be released and such non-ABL Priority Collateral (but not the proceeds thereof, all of which will be subject to the Collateral Agent’s Lien to the same extent as the property so sold) shall be sold or transferred free and clear of the Liens created by the Security Documents and the Collateral Agent shall promptly take all actions requested in writing to effect the release of its Lien on such non-ABL Priority Collateral; it being acknowledged and agreed that notwithstanding anything contained herein or in any other Credit Document to the contrary, (i) sales of any Equity Interests in a Credit Party, which include a sale or transfer of ABL Priority Collateral, shall be evaluated for purposes of determining compliance with this Section 10.02 as if such sale was a sale of any ABL Priority Collateral which would be transferred in connection with any such sale of Equity Interests, (ii) with respect to any sale, transfer or other disposition (or deemed sale, transfer or disposition) of any ABL Priority Collateral that is (x) to an entity other than (1) a Credit Party or (2) any entity that would be required to become a Credit Party as a result of such transaction, and (y) permitted pursuant to Section 10.02(d) or as part of any transfer of any Equity Interest, upon and so long as the Administrative Agent has received the certificate of an Authorized Officer of Holdings pursuant to Section 10.02(d)(3)(vi) and the form of release(s) for execution by the Collateral Agent, in form and substance reasonably satisfactory to it, the Collateral Agent shall be authorized to and shall be required to promptly thereafter (without recourse and without representation and warranty), at the Company’s expense, execute and deliver to the Company in connection with the closing of such transaction such documents as Company shall reasonably request to evidence the release of such Collateral and (iii) no proceeds of any transaction permitted by Section 10.02 shall be deemed released in connection with any such transaction.”

1.12 Section 10.04(b)(1)(y) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(y) to the extent such Existing Indebtedness so being extended, renewed or refinanced (or the Liens securing such Existing Indebtedness), are subordinated to the Obligations (or the Liens securing the Obligations) or are otherwise subject to intercreditor terms in favor of the Secured Parties, such extended. renewed or refinanced Indebtedness (and the Liens, if any, securing such Indebtedness) shall be subordinated to the Obligations (or the Liens securing the Obligations) or otherwise subject to intercreditor terms in favor of the Secured Parties, in each case, on the same terms (or, from the perspective of the Lenders, on better terms) as the Indebtedness so being extended, renewed or refinanced, and”

1.13 Section 10.05 of the Credit Agreement is hereby amended to replace the “.” at the end of clause (q) with “; and”, and add a new clause (r) at the end of such section to read as follows:

“(r) the Company and its Subsidiaries may make acquisitions of Equity Interests or of all or substantially all of the assets of any then existing Subsidiary of Holdings or all or substantially all of the assets constituting a business, division or product line of any then existing Subsidiary of Holdings or otherwise acquire assets of any then existing Subsidiary of Holdings outside of the ordinary course of business (collectively, “Intercompany Acquisitions”); provided that (A) no Default or Event of Default exists or would result from the making of such Intercompany Acquisition, and (B) in the case of Intercompany Acquisitions by a Credit Party, the Equity Interests or assets acquired shall be pledged to the Collateral Agent and the Security Condition shall be otherwise satisfied with respect thereto; and provided further, that other than with respect to acquisitions of Equity Interests by U.S. Credit Parties from Credit Parties, by non-Credit Parties from non-Credit Parties, or by Canadian Credit Parties from Canadian Credit Parties, (i) Canadian Credit Parties may not make Intercompany Acquisitions of U.S. Credit Parties, (ii) non-Credit Parties may not make Intercompany Acquisitions of Credit Parties, and (iii) Credit Parties may not make Intercompany Acquisitions of non-Credit Parties to the extent requiring the payment of any consideration therefor, including cash or other property, unless, in each case, the Tier I Payment Conditions shall be satisfied both before and after giving effect to such Intercompany Acquisition and the amount of such Intercompany Acquisition would not exceed the Applicable Permitted Investment Amount as in effect at such time.”

1.14 Section 10.07 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“10.07 Consolidated Fixed Charge Coverage Ratio. Upon the occurrence of a Trigger Period, Holdings shall not permit (i) the Consolidated Fixed Charge Coverage Ratio for the Test Period ended on the last day of the then most recent month ended prior to the occurrence of such Trigger Period and for which financial statements have been delivered pursuant to Section 9.01(a), (b) or (c), to be less than 1.00:1.00, (ii) the Consolidated Fixed Charge Coverage Ratio for any Test Period ending on the last day of any subsequent month ended prior to the occurrence of the Trigger Period upon delivery of the financial statements therefor pursuant to Section 9.01(a), (b) or (c), to be less than 1.00:1.00 or (iii) the Consolidated Fixed Charge Coverage Ratio for any Test Period ending on the last day of any month ending during such Trigger Period to be less than 1.00:1.00. Within three (3) Business Days after the beginning of a Trigger Period, Holdings shall provide to the Administrative Agent a compliance certificate calculating the Consolidated Fixed Charge Coverage Ratio for the Test Period ended immediately prior to the beginning of such Trigger Period based on the most recent financial statements delivered pursuant to Section 9.01(a), (b) or (c). Notwithstanding the foregoing (and regardless as to whether a Trigger Period has occurred and is continuing), within fifteen (15) days of the end of each calendar month, Holdings shall deliver a Compliance Certificate with respect to the Test Period ended on such last day of such calendar month setting forth the calculation (in reasonable detail) of the Consolidated Fixed Charge Coverage Ratio for such Test Period.”

1.15 Section 10.10(b) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(b) Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the Company shall not cease to own and control, directly or indirectly, 100% of the Equity Interests of each other Credit Party (other than (i) Holdings and (ii) in connection with a merger, consolidation, amalgamation, liquidation or dissolution of such Credit Party, or the conveyance, sale or other disposition of all of the Equity Interests of such Credit Party pursuant to which such Credit Party ceases to be a Subsidiary of Holdings, in connection with any transaction permitted pursuant to Sections 10.02(d), (f), (g), (h) or (m) or 10.05 and 14.07(b), and in connection with which all or substantially all assets and/or 100% of the Equity Interests of such Credit Party are subject to such transaction).”

1.16 Section 11.04 of the Credit Agreement is hereby amended to delete the reference to the dollar amount “$17,500,000” appearing therein and to substitute the dollar amount $25,000,000” therefor.

1.17 Section 11.06 of the Credit Agreement is hereby amended to delete the references to the dollar amount “$17,500,000” appearing in each of clause (a) and (b) thereof and to substitute the dollar amount “$25,000,000” therefor.

1.18 Section 11.09 of the Credit Agreement is hereby amended to delete the reference to the dollar amount “$17,500,000” appearing therein and to substitute the dollar amount “$25,000,000” therefor.

1.19 Section 12.14 of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“12.14 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a pro rata basis or in accordance with Section 17 of the U.S. Security Agreement or Section 10.12 of the Canadian Security Agreement, as applicable, such Lender shall forthwith purchase from the Administrative Agent, Issuing Lender and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a pro rata basis or in accordance with Section 17 of the U.S. Security Agreement or Section 10.12 of the Canadian Security Agreement, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. Notwithstanding the foregoing, if a Defaulting Lender obtains a payment or reduction of any Obligation, it shall immediately turn over the amount thereof to the Administrative Agent for application under Section 2.18(b) and it shall provide a written statement to the Administrative Agent describing the Obligation affected by such payment or reduction. No Lender shall set off against any Deposit Account without the prior consent of the Administrative Agent.”

1.20 Section 13.04 of the Credit Agreement is hereby amended to insert a new clause (c) between the current clauses (b) and (c) to read as follows:

“(c) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.”

1.21 Section 13.04 of the Credit Agreement is hereby amended to add a new clause at the end of such section to read as follows:

“(f) No assignment or participation may be made to a Defaulting Lender. Any assignment by a Defaulting Lender shall be effective only upon payment by the assignee or Defaulting Lender to the Administrative Agent of an aggregate amount sufficient, upon distribution (through direct payment, purchases of participations or other compensating actions as the Administrative Agent deems appropriate), to satisfy all funding and payment liabilities then owing by the Defaulting Lender hereunder. If an assignment by a Defaulting Lender shall become effective under applicable law for any reason without compliance with the foregoing sentence, then the assignee shall be deemed a Defaulting Lender for all purposes until such compliance occurs.”

1.22 Section 13.07(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a) Other than information contained in Internal Management Reports and other financial information delivered hereunder not expressly required to be prepared in accordance with GAAP by the terms of this Agreement, the financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders) and except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, notwithstanding any change in GAAP after the Fourth Amendment Effective Date which would have the effect of treating leases properly accounted for as an operating lease prior to such accounting change as a capital lease after giving effect to any such accounting change, for all purposes of calculating Indebtedness for any purpose under this Agreement, the Credit Parties shall continue to make such determinations and calculations with respect to all leases (whether then in existence or thereafter entered into) in accordance with GAAP (as it relates to such issue) as in effect prior to such change and consistent with their past practices; provided further that if Holdings notifies the Administrative Agent that Holdings requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Holdings that the Administrative Agent or the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.”

1.23 Section 13.12(a)(v)(5) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(5) release any Credit Party from liability for any Obligations other than in connection with a merger, consolidation, amalgamation, liquidation or dissolution of such Credit Party, or the conveyance, sale or other disposition of all of the Equity Interests of such Credit Party pursuant to which such Credit Party ceases to be a Subsidiary of Holdings, in connection with any transaction permitted pursuant to Sections 10.05 or 10.10(b) and 14.07(b);”

1.24 Section 13.22 of the Credit Agreement is hereby amended to add the following sentence at the end of such section:

“Each provider of a Qualified Secured Hedging Agreements or Qualified Secured Cash Management Agreement by delivery of a notice to the Administrative Agent of such Qualified Secured Hedging Agreements or Qualified Secured Cash Management Agreement, agrees to indemnify and hold harmless Agent Indemnitees, to the extent not reimbursed by the Credit Parties, against any and all claims, damages, losses, liabilities and expenses (including, without limitation, the reasonable fees, disbursements and other charges of counsel) that may be incurred by or asserted or awarded against any Agent Indemnitee in connection with such provider’s Qualified Secured Hedging Agreements or Qualified Secured Cash Management Agreement, except to the extent that any such claim, damage, loss, liability or expense is determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the Administrative Agent’s own gross negligence or willful misconduct.”

1.25 Schedule 1.01(a) of the Credit Agreement is hereby amended and restated in its entirety to read as set forth on Schedule 1.01(a) hereto.

1.26 Schedule 1.01(b) of the Credit Agreement is hereby amended and restated in its entirety to read as set forth on Schedule 1.01(b) hereto.

1.27 Schedule 1.01(c) of the Credit Agreement is hereby amended to amend and restate the additional express exclusion from “Eligible Accounts” (relating to past due accounts) set forth therein (but without affecting any other provision of Schedule 1.01(c)) in its entirety to read as follows:

“Accounts which either (x) are 60 days or more past due, (y) have payment terms in excess of 120 days after the original invoice date; provided that (i) with respect to periods prior to the Brake Sale, up to $50,000,000 of Accounts having payment terms of between 121 and 180 days may be deemed eligible hereunder to the extent such Accounts would otherwise constitute Eligible Accounts hereunder and (ii) with respect to periods after the Brake Sale, (a) if the Total Borrowing Base is greater than $200,000,000 (as calculated to include existing long-dated otherwise Eligible Accounts of up to $50,000,000), up to $50,000,000 of Accounts having payment terms of between 121 and 180 days may be deemed eligible hereunder to the extent that such Accounts would otherwise constitute Eligible Accounts hereunder, or (b) if the Total Borrowing Base is less than or equal to $200,000,000 (as calculated as set forth in clause (a) immediately above), up to $40,000,000 of Accounts having payment terms of between 121 and 180 days may be deemed eligible hereunder to the extent that such Accounts would otherwise constitute Eligible Accounts hereunder, or (z) have been or should have been written off the originating Credit Party’s books in accordance with such Credit Party’s accounting policies (in calculating delinquent portions of Accounts under this criterion, credit balances more than 60 days past due will be excluded).”

1.28 Section 22 of the U.S. Security Agreement is hereby amended and restated in its entirety to read as follows:

“Section 22 Release; Termination. Upon (x) any sale, lease, transfer or other disposition of any item of Collateral permitted by, and in accordance with, the terms of the Credit Documents, or upon the effectiveness of any consent to the release of the security interest granted hereby in any Collateral pursuant to Section 13.12 of the Credit Agreement, (y) the release of any Grantor from its obligations under the applicable Guaranty, if any, in accordance with the terms of the Credit Documents or (z) the release of a Lien in any Collateral required by Section 2.06 of the Intercreditor Agreement, the Collateral Agent will (without recourse and without representation and warranty), at Grantors’ expense, execute and deliver to the Company such documents as Company shall reasonably request to evidence the release of such item of Collateral or such Grantor, as the case may be, from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default or Event of Default shall have occurred and be continuing, (ii) Company shall have delivered to the Collateral Agent, at least five (5) Business Days (or such shorter period as the

Collateral Agent may agree) prior to the date of the proposed release, a written request for release describing the item of Collateral or Grantor and the terms of the sale, lease, transfer or other disposition in reasonable detail, including, without limitation, the price thereof and any expenses in connection therewith, together with a form of release for execution by the Collateral Agent and a certificate of an Authorized Officer the Company to the effect that the transaction is in compliance with the Credit Documents and as to such other matters as the Collateral Agent may reasonably request, (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with the applicable clause of Section 5.02 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under the applicable clause of Section 5.02 of the Credit Agreement and (iv) it being acknowledged and agreed that notwithstanding anything contained herein or in any other Credit Document to the contrary, (A) sales of any Equity Interests in a Credit Party, which include a sale or transfer of ABL Priority Collateral, shall be evaluated for purposes of determining compliance with the Credit Documents as if such sale was a sale of any ABL Priority Collateral which would be transferred in connection with any such sale of Equity Interests, (B) with respect to any sale, transfer or other disposition (or deemed sale, transfer or disposition) of any ABL Priority Collateral that is (1) to an entity other than (a) a Credit Party or (b) any entity that would be required to become a Credit Party as a result of such transaction, and (2) permitted pursuant to Section 10.02(d) of the Credit Agreement or as part of any transfer of any Equity Interest, upon and so long as the Administrative Agent has received the certificate of an Authorized Officer of Holdings pursuant to Section 10.02(d)(3)(vi) of the Credit Agreement and the form of release(s) for execution by the Collateral Agent, in form and substance reasonably satisfactory to it, the Collateral Agent shall be authorized to and shall be required to promptly thereafter (without recourse and without representation and warranty), at the Company’s expense, execute and deliver to the Company in connection with the closing of such transaction such documents as Company shall reasonably request to evidence the release of such Collateral and (C) no proceeds of any transaction permitted by Section 10.02 of the Credit Agreement shall be deemed released in connection with any such transaction.”

1.29 Section 10.11(1) of the Canadian Security Agreement is hereby amended and restated in its entirety to read as follows:

“Upon (x) any sale, lease, transfer or other disposition of any item of Collateral permitted by, and in accordance with, the terms of the Credit Documents, or upon the effectiveness of any consent to the release of the security interest granted hereby in any Collateral pursuant to Section 13.12 of the Credit Agreement, or (y) the release of any Grantor from its obligations under the Canadian Guarantee Agreement, if any, in accordance with the terms of the Credit Documents, the Collateral Agent will at such Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence the release of such item of Collateral or such Grantor, as the case may be from the assignment and security interest granted hereby; provided, however, that (i) at the time of such request and such release no Default or Event of Default shall have occurred and be continuing, (ii) the Obligor shall have delivered to the Collateral Agent, at least five Business Days (or such shorter period as the Collateral Agent may agree) prior to the date of the proposed release, a written request for release describing (A) the item of Collateral and the terms of the sale, lease, transfer or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, or (B) the applicable Grantor, together with a form of release for execution by the Collateral Agent and a certificate of an Authorized Officer of the Obligor to the effect that the transaction is in compliance with the Credit Documents and as to such other matters as the Collateral Agent may reasonably request, (iii) the proceeds of any such sale, lease, transfer or other disposition required to be applied, or any payment to be made in connection therewith, in accordance with the applicable clause of Section 5.02 of the Credit Agreement shall, to the extent so required, be paid or made to, or in accordance with the instructions of, the Collateral Agent when and as required under the applicable clause of Section 5.02 of the Credit Agreement and (iv) it being acknowledged and agreed that notwithstanding anything contained herein or in any other Credit Document to the contrary, (A) sales of any Equity Interests in a Credit Party, which include a sale or transfer of ABL Priority Collateral (as defined in the Credit Agreement), shall be evaluated for purposes of determining compliance with the Credit Documents as if such sale was a sale of any ABL Priority Collateral which would be transferred in connection with any such sale of Equity Interests, and (B) with respect to any sale, transfer or other disposition (or deemed sale, transfer or disposition) of any ABL Priority Collateral that is (1) to an entity other than (a) a Credit Party or (b) any entity that would be required to become a Credit Party as a result of such transaction, and (2) permitted pursuant to Section 10.02(d) of the Credit Agreement or as part of any transfer of any Equity Interest, upon and so long as the Administrative Agent has received the certificate of an Authorized Officer of Holdings pursuant to Section 10.02(d)(3)(vi) of the Credit Agreement and the form of release(s) for execution by the Collateral Agent, in form and substance reasonably satisfactory to it, the Collateral Agent shall be authorized to and shall be required to promptly thereafter (without recourse and without representation and warranty), at the Company’s expense, execute and deliver to the Company in connection with the closing of such transaction such documents as Company shall reasonably request to evidence the release of such Collateral and (C) no proceeds of any transaction permitted by Section 10.02 of the Credit Agreement shall be deemed released in connection with any such transaction.”

1.30 Section 3.11(b) of the U.S. Subsidiaries Guaranty is hereby amended and restated in its entirety to read as follows:

“(b) Subject to the provisions of Section 14.07(b) of the Credit Agreement, a Guarantor that is a Subsidiary of the Company shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by Sections 10.05 or 10.10(b) of the Credit Agreement, in each case, pursuant to which such entity ceases to be a Subsidiary of Holdings.”

1.31 Section 28(b) of the Canadian Subsidiaries Guarantee is hereby amended and restated in its entirety to read as follows:

“(b) Subject to the provisions of Section 14.07(b) of the Credit Agreement, any of the undersigned that is a Subsidiary of Affinia Group Inc. shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by Sections 10.05 or 10.10(b) of the Credit Agreement, in each case, pursuant to which such entity ceases to be a Subsidiary of Holdings.”

SECTION 2. CONDITIONS TO EFFECTIVENESS. This Amendment shall become effective on and as of the date when each of the following conditions precedent shall have been satisfied in a manner satisfactory to Administrative Agent (the first date upon which all such conditions have been satisfied being herein called the “Amendment Effective Date”):

2.1 All representations and warranties of the Credit Parties set forth herein shall be true and correct in all material respects as of the Amendment Effective Date as if made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

2.2 No Default or Event of Default shall exist or would result from the execution and delivery of this Amendment.

2.3 The Administrative Agent shall have received executed counterparts of this Amendment from the Administrative Agent, Lenders having Total Revolving Loan Commitments of $315,000,000, U.S. Commitments of $300,000,000 and Canadian Commitments of $15,000,000, and each of the Credit Parties.

2.4 Since the date of the most recent audited annual consolidated financial statements of Holdings delivered to the Administrative Agent pursuant to Section 9.01(b) of the Credit Agreement, there has not been any event, development, change or circumstance that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

2.5 The Administrative Agent shall have received in form and substance reasonably satisfactory to the Administrative Agent and the Lenders, all financial and other reports required to date under the Credit Agreement.

2.6 The Administrative Agent shall be satisfied, in its reasonable judgment, with the results of its due diligence in connection with this Amendment, including without limitation, the field exams.

2.7 The Administrative Agent shall have received all necessary consents and/or amendments (if any) to consummate the transactions contemplated hereby under and pursuant to the Existing Senior Subordinated Notes Documents, any Additional Senior Subordinated Notes Documents, the Senior Secured Notes Documents and any Additional Senior Secured Notes Documents.

2.8 The Administrative Agent shall have received a certificate in form and substance reasonably satisfactory to the Administrative Agent, dated the Amendment Effective Date and signed on behalf of the Company by the chairman of the board, the chief executive officer, the president or any vice president of Company, certifying on behalf of Company and the Credit Parties that the conditions in Sections 2.1, 2.2 and 2.4 of this Amendment have been satisfied on the Amendment Effective Date.

2.9 The Administrative Agent shall have received from Simpson Thacher & Bartlett LLP, counsel to the Credit Parties, an opinion (or, as it relates to the Delaware UCC, advice) addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Amendment Effective Date in form and substance reasonably satisfactory to the Administrative Agent.

2.10 The Administrative Agent shall have received a certificate from each U.S. Credit Party and Canadian Credit Party, dated the Amendment Effective Date, signed by the secretary or assistant secretary of such Credit Party, and attested to by any president, vice president (other than a vice president that signed such certificate), secretary or any assistant secretary of such Credit Party, in form and substance reasonably satisfactory to the Administrative Agent, certifying (i) copies of the certificates or articles of incorporation or certificates or articles of formation of such Credit Party (in the case of each U.S. Credit Party, certified by the secretary of state of the state of such Credit Party’s organization), certified as being true, correct and complete copies thereof as in effect as of the Amendment Effective Date (with no pending action having been taken to amend, rescind or terminate any of the foregoing), (ii) by-laws (or other equivalent organizational documents), as applicable, of such Credit Party, as being true, correct and complete copies thereof as in effect as of the Amendment Effective Date (with no pending action having been taken to amend, rescind or terminate any of the foregoing), (iii) the resolutions of the board of directors, members, managers, partners, or similar party, as applicable, of such Credit Party authorizing its execution, delivery and performance of this Amendment, as being true, correct and complete copies thereof as in effect as of the Amendment Effective Date (with no pending action having been taken to amend, rescind or terminate any of the foregoing), (iv) good standing certificates, or the equivalent, of such Credit Party, certified by the secretary of state of the jurisdiction of organization of such Credit Party, and (v) the names, signatures and incumbency of the Persons authorized to execute and deliver this Amendment and the other instruments, documents and agreements relating thereto.

2.11 The Borrowers shall have paid and the Administrative Agent shall have received all fees due and payable pursuant to that certain fee letter agreement dated as of April 19, 2012 among the Company, Holdings, the Administrative Agent, and the Lead Arranger (including the payment of the up-front fees payable to the Lenders thereunder), together with all accrued and unpaid interest, Letter of Credit Fees and unused line fees pursuant to Section 4.01(a) of the Credit Agreement as of the Amendment Effective Date.

2.12 The Credit Parties shall have paid to the Administrative Agent and each Lender (a) all reasonable and documented out-of-pocket costs and expenses (including reasonable fees and expenses of a single counsel and (if reasonably deemed necessary or appropriate by the Administrative Agent and Lead Arranger) of any special or local counsel for the Administrative Agent or Lead Arranger in connection therewith; provided that, with respect to special and/or local counsel, the Credit Parties shall only be required to reimburse the Administrative Agent and Lead Arranger for the reasonable fees and expenses of a single firm in each relevant jurisdiction), including reasonable costs and expenses (x) of the Administrative Agent’s and Lead Arranger’s due diligence, including field examinations and/or inventory appraisals performed by third parties (including along with such other reasonable costs as the Administrative Agent or Lead Arranger may incur with respect to any due diligence activities) and (y) the Administrative Agent’s and Lead Arranger’s negotiating, preparing and executing all documentation relating to this Amendment and the Credit Agreement, (b) all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent and Lead Arranger in connection with the syndication of the Credit Agreement (as amended by this Amendment) and (c) the Administrative Agent’s standard charges for field examinations, including a per diem field examiner charge and reasonable out-of-pocket expenses, in each case subject to Section 13.01(a) of the Credit Agreement, to the extent then invoiced, with such invoices provided to the Company at least one Business Day prior to the Amendment Effective Date, in each case, in immediately available funds.

SECTION 3. REPRESENTATIONS.

3.1 Each of the Credit Parties hereby represents and warrants to the Administrative Agent and the Lenders that as of the date hereof:

(a) the representations of the Credit Parties contained in the Credit Agreement and the other Credit Documents, as amended by this Amendment, are true and correct in all material respects as of the date hereof as if made on such date (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);

(b) no Default or Event of Default has occurred and is continuing or would result from the execution, delivery and performance of this Amendment;

(c) since the date of the most recent audited annual consolidated financial statements of Holdings delivered to the Administrative Agent pursuant to Section 9.01(b) of the Credit Agreement, there has not been any event, development, change or circumstance that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(d) the execution, delivery and performance by the Credit Parties of this Amendment and any other documents executed in connection with or as a condition precedent to this Amendment (collectively, the “Amendment Documents”) (i) have been duly authorized by all necessary corporate and, if required, shareholder action on the part of the Credit Parties, (ii) will not violate any applicable material law or regulation or the organizational documents of any Credit Party, (iii) will not violate or result in a default under any material indenture, agreement or other instrument binding on any Credit Party and (iv) do not require any consent, waiver or approval of or by any Person (other than the Administrative Agent and the Lenders) which has not been obtained; and

(e) the Amendment Documents and all Credit Documents amended hereby constitute the valid and legally binding obligations of the Credit Parties party hereto, enforceable against each such Credit Party in accordance with their terms, subject to (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

SECTION 4. POST-CLOSING REQUIREMENTS

4.1 Within 60 days of the Fourth Amendment Effective Date (or such greater number of days as the Administrative Agent shall agree in its sole discretion), the Credit Parties shall deliver to the Administrative Agent (a) fully executed counterparts of amendments to the Mortgages for properties located in Oklahoma and Illinois and corresponding UCC fixture filings, as necessary, in form and substance reasonably satisfactory to the Administrative Agent, together with evidence that counterparts of such amendments to the Mortgages and UCC fixture filings have been delivered to the title insurance company insuring the Lien of such Mortgage for recording and (b) date downs to each Mortgage Policy for properties located in Oklahoma and Illinois, in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.GENERAL PROVISIONS.

5.1 No Changes. Except as expressly provided in this Amendment, the terms and provisions of the Credit Agreement and each other Credit Document shall remain in full force and effect and are hereby affirmed, confirmed and ratified in all respects. This Amendment shall not be deemed to constitute a waiver or release of any Default or Event of Default or any remedies or rights of Administrative Agent or the Lenders with respect thereto, all of which are hereby reserved.

5.2 Ratification. The Credit Parties hereby ratify, confirm and affirm without condition, all Liens and security interests granted to the Collateral Agent pursuant to the Credit Agreement and the other Credit Documents and such Liens and security interests shall continue to secure the Obligations under the Credit Agreement, as amended hereby.

5.3 Attorney’s Fees and Costs. Subject to the limitations set forth in Section 2.12 of this Amendment, each of the Credit Parties hereby jointly and severally agrees to reimburse the Administrative Agent for all of its reasonable and documented out-of-pocket legal fees and expenses incurred in the preparation and documentation of this Amendment and Amendment Documents.

5.4 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL; OTHER WAIVERS. (a) THIS AMENDMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b) EACH CREDIT PARTY HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN THE COUNTY OF NEW YORK, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO THIS AMENDMENT AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH CREDIT PARTY IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR IN THE CREDIT AGREEMENT.

(c) NOTHING HEREIN SHALL LIMIT THE RIGHT OF ADMINISTRATIVE AGENT OR ANY LENDER TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN ANY OTHER COURT, NOR LIMIT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. NOTHING IN THIS AMENDMENT SHALL BE DEEMED TO PRECLUDE ENFORCEMENT BY ADMINISTRATIVE AGENT OF ANY JUDGMENT OR ORDER OBTAINED IN ANY FORUM OR JURISDICTION.

(d) EACH OF THE PARTIES TO THIS AMENDMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

5.5 Counterparts. This Amendment may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall be one and the same instrument. This Amendment may also be delivered by facsimile or electronic mail and each signature page hereto delivered by facsimile or electronic mail shall be deemed for all purposes to be an original signatory page.

5.6 Further Assurances. Each Credit Party covenants and agrees that it will at any time and from time to time do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, documents and instruments as reasonably may be required by the Administrative Agent or any of the Lenders to effectuate fully the intent of this Amendment.

5.7 Captions. The captions in this Amendment are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Amendment or any of the provisions hereof.

5.8 References. On or after the Amendment Effective Date, each reference in the Credit Agreement to this “Agreement” or words of like import, and each reference in any Credit Document or any other agreement to the Credit Agreement shall, in each case, unless the context otherwise requires, be deemed to refer to the Credit Agreement as amended hereby. This Amendment, on and after the Amendment Effective Date, shall constitute a “Credit Document” for all purposes under the Credit Agreement and the other Credit Documents.

5.9 Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

5.10 Successors and Assigns. This Amendment shall inure to the benefit of the Administrative Agent and the Lenders, their respective successors and assigns and be binding upon the Credit Parties, their successors and assigns.

5.11 No Novation. This Amendment shall not extinguish the Loans or other Obligations outstanding under the Credit Agreement and/or any of the other Credit Documents as in effect prior to the effectiveness of this Amendment. Nothing herein contained shall be construed as a substitution, novation or repayment of the Loans or other Obligations outstanding under the Credit Agreement and/or any of the other Credit Documents as in effect prior to the effectiveness of this Amendment, all of which shall remain outstanding in full force and effect after the effectiveness of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first written above.

Holdings:

AFFINIA GROUP INTERMEDIATE HOLDINGS INC.

By: /s/ Thomas Kaczynski
	Name:	Thomas Kaczynski
	Title:	Vice President, Treasurer

U.S. Borrowers:

AFFINIA GROUP INC.

By: /s/ Thomas Kaczynski
	Name:	Thomas Kaczynski
	Title:	Vice President, Treasurer

AFFINIA INTERNATIONAL HOLDINGS CORP.

By: /s/ Thomas Kaczynski
	Name:	Thomas Kaczynski
	Title:	Vice President, Treasurer

AFFINIA CANADA GP CORP.

By: /s/ Thomas Kaczynski
	Name:	Thomas Kaczynski
	Title:	Vice President, Treasurer

AFFINIA PRODUCTS CORP LLC

By: /s/ Thomas Kaczynski
	Name:	Thomas Kaczynski
	Title:	Vice President, Treasurer

AUTOMOTIVE BRAKE COMPANY INC.

By: /s/ Thomas Kaczynski
	Name:	Thomas Kaczynski
	Title:	Vice President, Treasurer

[Signature Page to Affinia Fourth Amendment]

BRAKE PARTS INC. LLC

By: /s/ Thomas Kaczynski
	Name:	Thomas Kaczynski
	Title:	Vice President, Treasurer

WIX FILTRATION CORP LLC

By: /s/ Thomas Kaczynski
	Name:	Thomas Kaczynski
	Title:	Vice President, Treasurer

AFFINIA ACQUISITION LLC

By: /s/ Thomas Kaczynski
	Name:	Thomas Kaczynski
	Title:	Vice President, Treasurer

AFFINIA INDIA LLC (f/k/a Affinia MAT Brake Company LLC)

By: /s/ Thomas Kaczynski
	Name:	Thomas Kaczynski
	Title:	Vice President, Treasurer

AFFINIA INTERNATIONAL INC.

By: /s/ Thomas Kaczynski
	Name:	Thomas Kaczynski
	Title:	Vice President, Treasurer

Canadian Borrower:

AFFINIA CANADA ULC

By: /s/ Thomas H. Madden
	Name:	Thomas H. Madden
	Title:	Treasurer

[Signature Page to Affinia Fourth Amendment]

Canadian Subsidiary Guarantors:

AFFINIA CANADA L.P. By: Affinia Canada GP Corp., its General Partner

By: /s/ Thomas Kaczynski
	Name:	Thomas Kaczynski
	Title:	Vice President, Treasurer

[Signature Page to Affinia Fourth Amendment]

Administrative Agent and Lenders:	BANK OF AMERICA, N.A., individually as a Lender and as Administrative Agent

	By:	/s/ Steven M. Siravo
	Name:	Steven M. Siravo
	Title:	Vice President

BANK OF AMERICA, N.A. (acting through its Canada branch), as a Canadian Lender

By:	/s/ Medina Sales De Andrade
Name:	Medina Sales De Andrade
Title:	Vice President

[Signature Page to Affinia Fourth Amendment]

JPMORGAN CHASE BANK, N.A., individually as a U.S. Lender and a Canadian Lender and as a Co-Documentation Agent

By:	/s/ Robert P. Kellas
Name: Robert P. Kellas
Title: Executive Director

[Signature Page to Affinia Fourth Amendment]

BARCLAYS BANK PLC, as a U.S. Lender and as a Canadian Lender

By:	/s/ Sreedhar R. Kona
Name: Sreedhar R. Kona
Title: Assistant Vice President

[Signature Page to Affinia Fourth Amendment]

DEUTSCHE BANK AG NEW YORK BRANCH, as a Canadian Lender

By:	/s/ Omayra Laucella
Name: Omayra Laucella
Title: Director

By:	/s/ Courtney E. Meehan
Name: Courtney E. Meehan
Title: Vice President

[Signature Page to Affinia Fourth Amendment]

DEUTSCHE BANK TRUST COMPANY AMERICAS, individually as a U.S. Lender and as a Co-Documentation Agent

By:	/s/ Omayra Laucella
Name: Omayra Laucella
Title: Director

By:	/s/ Courtney E. Meehan
Name: Courtney E. Meehan
Title: Vice President

[Signature Page to Affinia Fourth Amendment]

WELLS FARGO CAPITAL FINANCE, LLC, individually as a U.S. Lender and as a Co- Syndication Agent

By:	/s/ Matt Harbour
Name: Matt Harbour
Title: Vice President

[Signature Page to Affinia Fourth Amendment]

WELLS FARGO FOOTHILL CANADA ULC, as a Canadian Lender

By:	/s/ Domenic Cosentino
Name: Domenic Cosentino
Title: Vice President

[Signature Page to Affinia Fourth Amendment]

PNC BANK NATIONAL ASSOCIATION, as a U.S. Lender

By:	/s/ Kevin D. Rich
Name: Kevin D. Rich
Title: Officer

[Signature Page to Affinia Fourth Amendment]

COMERICA BANK, as a U.S. Lender

By:	/s/ Thomas VanderMeulen
Name: Thomas VanderMeulen
Title: Vice President

[Signature Page to Affinia Fourth Amendment]

RB INTERNATIONAL FINANCE (USA) LLC (F/K/A RZB FINANCE LLC), as a U.S. Lender

By:	/s/ Christoph Hoedl
Name: Christoph Hoedl
Title: First Vice President

By:	/s/ Randall Abrams
Name: Randall Abrams
Title: Vice President

[Signature Page to Affinia Fourth Amendment]

RBS BUSINESS CAPITAL, A DIVISION OF RBS ASSET FINANCE, INC., A SUBSIDIARY OF RBS CITIZENS, NA, as a U.S. Lender

By:	/s/ James G. Zamborsky
Name: James G. Zamborsky
Title: Vice President

[Signature Page to Affinia Fourth Amendment]

U.S. BANK NATIONAL ASSOCIATION, as a U.S. Lender

By:	/s/ Lynn Gosselin
Name: Lynn Gosselin
Title: Senior Vice President

[Signature Page to Affinia Fourth Amendment]

U.S. BANK NATIONAL ASSOCIATION, CANADA BRANCH, as a Canadian Lender

By:	/s/ Joseph Rauhala
Name: Joseph Rauhala
Title: Principal Officer

[Signature Page to Affinia Fourth Amendment]

REGIONS BANK, as a U.S. Lender

By:	/s/ Curtis J. Correa
Name: Curtis J. Correa
Title: Senior Vice President

[Signature Page to Affinia Fourth Amendment]

CAPITAL ONE LEVERAGE FINANCE CORP., as a U.S. Lender

By:	/s/ Ron Walker
Name: Ron Walker
Title: Senior Vice President

[Signature Page to Affinia Fourth Amendment]